Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Interstate BancSystem, Inc. of our reports dated February 29, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Interstate BancSystem, Inc. for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Des Moines, Iowa

January 26, 2017